UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2007

SBE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-8419	94-1517641
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

4000 Executive Parkway, Suite 200 San Ramon, CA	94583
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 355-2000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 19, 2007, SBE, Inc., a Delaware corporation, entered into a Mutual General Release, referred to in this report as the release, with Andre Hedrick, SBE’s former Chief Technical Officer.  Prior to joining SBE, Mr. Hedrick was the Chief Technical Officer of PyX Technologies, Inc., which was acquired by SBE in July 2005 pursuant to an agreement and plan of merger, referred to in this report as the merger agreement, dated March 28, 2005, among SBE, PyX Acquisition Sub, LLC, PyX and certain shareholders of PyX, including Mr. Hedrick.

The merger agreement provided for the placement of 92,000 shares of SBE’s common stock into an escrow account upon consummation of the merger in order to satisfy the signing shareholders’ indemnification obligations relating to representations and warranties made in the merger agreement. In July 2006, in connection with a dispute between SBE and Mr. Hedrick, SBE made a claim against the shares of common stock that had been placed in escrow. The release provides for, among other things, SBE’s release of the shares of common stock against which it had made a claim. In connection with the execution of the release, the shares held in escrow have been released to the former PyX shareholders.

This description of the release is qualified in its entirety by the terms and conditions of the release, which is filed as Exhibit 1.1 hereto, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
1.1	Mutual General Release, dated July 19, 2007, between SBE, Inc. and Andre Hedrick.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 20, 2007

SBE, Inc.

By:	/s/ David Brunton
David Brunton
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
1.1	Mutual General Release, dated July 19, 2007, between SBE, Inc. and Andre Hedrick..